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Exhibit 11 - Statement re: Computation of per share Earnings
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                                                                         Year Ended June 30,
                                               1998              1997             1996              1995              1994
                                               ----              ----             ----              ----              ----
Net income (loss)                           $6,013,439         ($832,662)      ($1,734,196)       $1,209,020        ($944,751)
                                            ==========        ==========       ===========        ==========        =========

Weighted average common shares
  outstanding - basic                       10,938,934        10,880,473        10,813,224        10,426,973        10,044,049

Incremental shares using treasury
  stock method                                 615,048                 0                 0                 0                 0
                                            ----------        ----------        ----------        ----------        ----------

Weighted average common shares
  outstanding - diluted                     11,553,982        10,880,473        10,813,224        10,426,973        10,044,049
                                            ==========        ==========        ==========        ==========        ==========

Basic earnings (loss) per share                  $0.55            ($0.08)           ($0.16)            $0.12            ($0.09)
                                            ==========        ==========        ==========        ==========        ==========

Diluted earnings (loss) per share                $0.52            ($0.08)           ($0.16)            $0.12            ($0.09)
                                            ==========        ==========        ==========        ==========        ==========
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